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                            STOCK PURCHASE AGREEMENT


        AGREEMENT dated as of December 23, 1996, by and between Pioneer Commercial Funding Corp. ("Pioneer"), a New York corporation having an office at 6660 Reseda Boulevard, Reseda, California 91335 and Trans Lending Corporation, (the "Corporation"), a Delaware corporation having an office at 5081 North Dixie Highway, Boca Raton, Florida 33431.

        WHEREAS, Pioneer desires to purchase from the Corporation, pursuant to the terms, and subject to the conditions hereinafter set forth, 500 shares of the Corporation's Common Stock, par value $1.00 per share (the "Common Stock") and 200 shares of the Corporation's non-voting, non-dividend paying preferred stock, par value $1,000 per share (the "Preferred Stock"); and

        WHEREAS, Pioneer and the Corporation desire to set forth agreements concerning the manner in which the business of the Corporation will be managed after Pioneer acquires such securities from the Corporation,

        NOW, THEREFORE, in consideration of the premises and the mutual terms, covenants and conditions hereinafter set forth, it is hereby agreed as follows:


                                    ARTICLE 1

                      PURCHASE OF THE SECURITIES BY PIONEER


        Section 1.1 Purchase of Securities. At the Closing to be held on the Closing Date, Pioneer shall purchase from the Corporation 500 shares of Common Stock (the "Common Shares") and 200 shares of Preferrred Stock (the "Preferred Shares") in consideration for the payment to the Corporation of the sum of $300,000 to be made by wire transfer to an account designated by the Corporation, or by good, unendorsed certified check payable to the order of the Corporation.


                                    ARTICLE 2

                         REPRESENTATIONS OF THE PARTIES

        Section 2.1 The Corporation's Representations.

               (a) The Corporation (i) has been duly organized and is validly existing as a corporation in good standing under the laws of the state of Delaware, (ii) is duly qualified and licensed and in good standing as a foreign corporation in each jurisdiction in which its ownership or leasing of any properties or the character


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of its  operations  requires such  qualification or licensing, and (iii) has all requisite  corporate  power and authority and has obtained any and all necessary
authorizations,  approvals,  orders,  licenses,   certificates,  franchises  and
permits of and from all governmental or regulatory officials and bodies (including, without limitation, those having jurisdiction over environmental or similar matters) to own or lease its properties and conduct its business.

               (b) The Corporation is not a party to or bound by any instrument, agreement or other arrangement (other than this Agreement) providing for it to issue any capital stock, rights, warrants, options or other securities.
Immediately prior to the Closing there shall be issued and outstanding 500 shares of Common Stockand none of the shares of Preferred Stock.

               (c) Schedule A annexed hereto contains monthly cash flow projections prepared by the Corporation with respect to its proposed operations during the period from December 1996 - December 1997 (the "Projections"). The Projections were prepared by the Corporation's management with all due diligence based upon such management's experience and knowledge of the business of assembling, packaging and selling automotive financing contracts to institutional purchasers thereof. In accordance with the Projections, it is anticipated that the Corporation will generate a cumulative loss from operations of approximately $68,400 during the period December 1996 - February 1997, and will thereafter generate positive cash flows from its operations.

          (d) Kenneth Germain ("Germain"), the President of the Corporation, has in excess of 15 years of experience in the automotive financing business.

          (e) The Corporation has entered into agreements with the companies identified on Schedule B annexed hereto, pursuant to which the Corporation has been appointed to represent such companies in their respective capacities as purchasers of automobile financing paper.

          (f) At or prior to the Closing, the Corporation shall enter into an employment agreement with Germain containing such terms and conditions as shall be acceptable to the Chief Executive Officer of Pioneer.

        Section 2.2 Pioneer's Representations.

          (a) Pioneer is acquiring the Common Shares and the Preferred Shares solely for its own account.

          (b) Pioneer is an "accredited investor" (as that term is defined in rule 501 of Regulation D under the Securities Act of 1933, as amended (the "Act")).



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Pioneer acknowledges that it has been given the opportunity to ask questions and receive satisfactory answers concerning this Agreement, the operations and financial condition of the Corporation, and the accuracy of the information provided by the Corporation to Pioneer.

          (c) Pioneer has no intention of distributing or reselling the Common Shares, the Preferred Shares or any part thereof, or interest therein, in any transaction which would be in violation of the securities laws of the United States of America or any state securities laws.

          (d) Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Act, the certificates evidencing Pioneer's ownership of the Common Shares and the Preferred Shares (and all securities issued in exchange therefor or substitution thereof) shall bear the following legend:


          "THE  SECURITIES  REPRESENTED BY THIS  CERTIFICATE  HAVE NOT
          BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR SUCH LAWS."



                                    ARTICLE 3

                                     CLOSING

          Section 3.1 Date, Time and Place of Closing. The closing of the sale of the Common Shares and Preferred Shares by the Corporation to Pioneer (the "Closing") shall take place on December , 1996 (the "Closing Date") at 10:30 A.M. New York time, at the offices of the Corporation, or on such other date, and at such other time and place as the parties may mutually agree upon.

          Section 3.2 Conditions Precedent to Closing. At or prior to the Closing, as conditions precedent to each party's obligation to consummate the transactions contemplated hereby:

               (a) Pioneer shall deliver to the Corporation a Secretary's Certificate attesting to the passage and continuing effect of resolutions by the Board of Directors of Pioneer authorizing Pioneer to execute this Agreement and consummate the


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transactions contemplated hereby.

               (b) The Corporation shall deliver to Pioneer:

                   (i) a good standing certificate issued by the Delaware Department of State not earlier than 30 days prior to the Closing; and

                   (ii) a Secretary's Certificate attesting to the passage and continuing effect of resolutions by the Board of Directors of the Corporation authorizing the Corporation to execute this Agreement and consummate the transactions contemplated hereby.

               (c) The Corporation and Germain shall execute the employment agreement described in Section 4.2 hereof.

               (d) Germain and Pioneer shall execute that certain Non-Compete Agreement of even date herewith.

               (e) Alan Mann ("Mann") shall deliver to Germain an irrevocable proxy authorizing Germain to vote all 250 shares of the Corporation's Common Stock owned by Mann on any question coming before the Corporation's stockholders at any meeting of stockholders or pursuant to any written consent of the stockholders exeuted in lieu of a meeting. Such irrevocable proxy shall remain in full force and effect on December 17, 1999 or on the date when Germain shall sell, transfer (other than to immediate members of his family), assign, pledge, hypotheccate or otherwise dispose of any of the shares of the Corporation's Common Stock owned by him, whichever shall first occur.

        Section 3.3 Deliveries to be Made at the Closing.  At the Closing:

               (a) Pioneer shall deliver to the Corporation payment of the funds specified in Section 1.1 hereof in the manner provided therein.

               (b) The Corporation shall deliver to Pioneer:

                   (i) a share certificate evidencing Pioneer's ownership of 500 fully paid and nonassessable shares of Common Stock; and

                   (ii) a share certificate evidencing Pioneer's ownership of 200 fully paid and nonassessable shares of Preferred Stock.


                                    ARTICLE 4


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                    CONTROL; MANAGEMENT; OFFICER COMPENSATION


         Section  4.1  Control.  As long as Pioneer  shall be a holder of Common
Stock:

               (a) The Board of Directors of the Corporation shall consist of three members.

               (b) The Corporation shall cause all of the shareholders of the Corporation other than Pioneer to vote all of their respective shares of Common Stock in favor of the election of Arthur H. Goldberg ("Goldberg"), Elie Housman ("Housman") and Germain as directors of the Corporation.

               (c) Pioneer shall vote all of its respective shares of Common Stock in favor of the election of Goldberg, Housman and Germain as directors of the Corporation.

               (d) Pioneer shall cause Goldberg and Housman to vote in favor of the appointment of Germain to serve as President of the Corporation.

        Section 4.2 Compensation to be Paid to Germain. Commencing on the day immediately following the Closing, and continuing until such time as the Corporation's Board of Directors may decide otherwise, Germain shall receive an annual base salary, in his capacity as President of the Corporation, in the amount of $96,000, payable at the rate of $8,000 per month. Germain's total compensation including his annual base salary, bonuses, dividends and other distributions with respect to profits and all other compensatory payments of every nature and description shall be in such amounts, and shall be paid as such times as the Board shall determine. The rights, duties and obligations of Germain and the Corporation in r espect of Germain's employment are set forth in a written employment agreement between such parties of even date herewith.

         Section 4.3 Control of Corporation's Operating Bank Account. The Corporation shall maintain an operating bank account in such bank as the Board of Directors shall determine. No checks drawn on such account, and no withdrawals from said account, in excess of $1,500.00, shall be valid and binding upon the Corporation unless effected by authority of Germain and either Goldberg or Housman, in their respective capacities as officers of the Corporation.


                                    ARTICLE 5

                         REDEMPTION OF PREFERRED SHARES



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        Section 6.1 Pioneer's Option. In the event that the cumulative loss from operations generated by the Corporation at any time after the Closing equals or exceeds the sum of $100,000, Pioneer shall thereupon have the option to sell all of the Preferred Shares to the Corporation for the sum of $200,000 (the
"Option"). Such Option shall be exercisable at any time during the six month period following Pioneer's receipt of financial statements from the Corporation or its independent accountants evidencing the Corporation's cumulative loss from operations in an amount equal to or in excess of $100,000. Pioneer's exercise of such Option must be evidenced by a written notice thereof sent to the Corporation. The Corporation shall purchase all of the Preferred Shares at a closing to be held not more than 30 days after its receipt of such notice. At such Option closing, upon receipt of the certificates evidencing Pioneer's ownership of all of the Preferred Shares accompanied by a stock power executed in blank, payment of said purchase price shall be made by wire transfer to an account designated by Pioneer, or by delivery of a good, unendorsed certified or bank check payable to Pioneer's order.


                                    ARTICLE 6

                            MISCELLANEOUS PROVISIONS


         Section 6.1 Endorsement on Share Certificate. The certificate or certificates evidencing the shares of Common Stock and Preferred Stock issued by the Corporation to any of the parties hereto shall, in addition to any other legend required by law , have endorsed upon the face thereof the following legend:

               "THIS SHARE CERTIFICATE IS HELD SUBJECT TO THE TERMS OF AN AGREEMENT DATED AS OF DECEMBER 18, 1996 MADE BY TRANS LENDING CORPORATION AND PIONEER COMMERCIAL FUNDING CORP., A COPY OF WHICH IS ON FILE AT THE OFFICE OF THIS CORPORATION."

         Section 6.2 Term of Agreement. This Agreement shall remain in force until terminated in writing by all of the shareholders then holding shares in the Corporation, or upon the occurrence of any of the following events:

               (a)  the   bankruptcy,   receivership   or   dissolution  of  the
Corporation; or

               (b) the effectuation of an assignment for the benefit of the Corporation's creditors.

        Section 6.3 Notices. All notices, offers, acceptances, waivers and other



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communications  to any party under this Agreement  shall be in writing and shall be deemed to have been  sufficiently  given on the date of  delivery  thereof if sent by hand,  guaranteed  overnight  courier or facsimile  transmission,  or if
mailed,   first  class  postage  prepaid  certified  mail  with  return  receipt requested, to such addressee at its or his respective address first above written, or to such other address as such addressee, by notice to all other parties given in accordance with this section, may designate from time to time.

        Section 6.4 Number and Gender. Wherever and whenever the context of any provision of this Agreement so requires, the employment of a particular gender term shall be deemed to include such other gender term as may be required, and the use of a singular term shall be deemed to include the plural of same and vice-versa, as the case may be.

         Section 6.5 Benefit. This Agreement shall be binding upon and, subject to the terms hereof, shall operate for the benefit of the parties and their respective, successors and assigns.

         Section 6.6 Modification and Amendment. This Agreement shall not be modified or amended unless such modification or Amendment is evidenced by a writing executed by all of the shareholders then holding shares in the Corporation. This Agreement supersedes all other agreements and understandings heretofore or now existing between the parties hereto.

         Section 6.7 Counterparts. This Agreement may be executed in several counterparts, each of which when so executed and delivered, shall be considered an original Agreement, but all of which together shall constitute but one instrument.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                       Pioneer Commercial Funding Corp.


                                       By:______________________________________
                                           Arthur H. Goldberg, Chief Executive
                                                      Officer

                                       Trans Lending Corporation


                                       By:______________________________________
                                                Kenneth Germain, President



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